File No. 70-09343

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                             AMENDMENT NO. 1
                                   to

                                FORM U-1

                         APPLICATION/DECLARATION
                                  Under

               THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              NORTHEAST UTILITIES
                              174 Brush Hill Avenue
                    West Springfield, Massachusetts  08109

                    NORTHEAST UTILITIES SERVICE COMPANY
                              107 Selden Street
                         Berlin, Connecticut  06037
(Name of companies filing this statement and address of principal executive offices)

                              NORTHEAST UTILITIES
                    (Name of top registered holding company)

                              Cheryl W. Grise, Esq.
          Senior Vice President, Secretary and General Counsel
                         Northeast Utilities Service Company
                              P.O. Box 270
                    Hartford, Connecticut  06141-0270
                    (Name of address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

David R. McHale                         Jeffrey C. Miller, Esq.
Vice President and Treasurer            Assistant General Counsel
Northeast Utilities Service Company     Jane P. Seidl
P.O. Box 270                            Senior Counsel
Hartford, Connecticut  06141-0270       Northeast Utilities Service Company
                                        P.O. Box 270
                                        Hartford, Connecticut  06141-0270













   The Application/Declaration in this proceeding is hereby amended as follows:

The following exhibits are filed herewith:

A.1  Copy of Certificate of Incorporation of NEWCO

A.2  Copy of By-Laws of NEWCO

A.3  Copy of Certificate of Incorporation of GENCO

A.4  Copy of By-Laws of GENCO

F.   Opinion of Counsel

I.   Schedules of Fees, Commissions and Expenses



                              SIGNATURES

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned has duly caused this Amendment to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 9, 1998          NORTHEAST UTILITIES



                              By   /s/Jeffrey C. Miller
                                   Assistant General Counsel
                                   Northeast Utilities Service Company
                                   Its Attorney